     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2001

                                                    REGISTRATION NO. 333-_______

   ===========================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                  -------------

                               FIFTH THIRD BANCORP
                         -------------------------------
             (Exact name of registrant as specified in its charter)

           OHIO                                              31-0854434
-------------------------------                            ---------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                               FIFTH THIRD CENTER

                             CINCINNATI, OHIO 45263
                           --- ----------------------
                         (Address of principal executive
                           offices including zip code)

      FIFTH THIRD BANCORP 1998 LONG-TERM INCENTIVE STOCK PLAN, AS AMENDED;
              FIFTH THIRD BANCORP STOCK OPTION GAIN DEFERRAL PLAN;
        THE FIFTH THIRD BANCORP NONQUALIFIED DEFERRED COMPENSATION PLAN,
                            AS AMENDED AND RESTATED;
      FIFTH THIRD BANCORP 1993 STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

                            (Full title of the plan)

                                                    Copy To:

         PAUL L. REYNOLDS, ESQ.                     RICHARD G. SCHMALZL, ESQ.
         FIFTH THIRD BANCORP                        H. SAMUEL LIND, ESQ.
         38 FOUNTAIN SQUARE PLAZA                   GRAYDON HEAD & RITCHEY LLP
         CINCINNATI, OHIO 45263                     1900 FIFTH THIRD CENTER
         (513) 579-5300                             511 WALNUT STREET
         (513) 744-6757 (FAX)                       CINCINNATI, OHIO 45202
         (Name, address and telephone               (513) 621-6464
         number, including area code,               (513) 651-3836 (FAX)
         of agent for service)



                                          CALCULATION OF REGISTRATION FEE
----------------------- ------------------ --------------------- ------------------------ -----------------
 TITLE OF EACH CLASS
 OF SECURITIES TO BE                         PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
      REGISTERED          AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION FEE
                          REGISTERED(1)           SHARE                 PRICE(1)
----------------------- ------------------ --------------------- ------------------------ -----------------
   COMMON STOCK, NO        13,917,191           $50.28(2)          $699,756,363.48(2)       $174,939.09
 PAR VALUE PER SHARE        SHARES(3)
----------------------- ------------------ --------------------- ------------------------ -----------------
     COMMON STOCK           2,660,482           $40.17(4)          $106,871,561.94(4)        $26,717.89
          NO                SHARES(4)
    PAR VALUE PER
        SHARE
----------------------- ------------------ --------------------- ------------------------ -----------------
     COMMON STOCK           6,000,000           $50.81(4)          $304,860,000.00(4)        $76,215.00
          NO                SHARES(4)
    PAR VALUE PER
        SHARE
----------------------- ------------------ --------------------- ------------------------ -----------------
   COMMON STOCK, NO         1,000,000           $50.28(2)           $50,280,000.00(2)        $12,570.00
 PAR VALUE PER SHARE        SHARES(5)
----------------------- ------------------ --------------------- ------------------------ -----------------


----------------------- ------------------ --------------------- ------------------------ -----------------
   COMMON STOCK, NO         1,000,000           $50.28(2)           $50,280,000.00(2)        $12,570.00
 PAR VALUE PER SHARE       SHARES (6)
----------------------- ------------------ --------------------- ------------------------ -----------------
   COMMON STOCK, NO          800,000            $50.28(2)           $40,224,000.00(2)        $10,056.00
 PAR VALUE PER SHARE        SHARES(7)
----------------------- ------------------ --------------------- ------------------------ -----------------

(1) In addition, pursuant to Rule 416, this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Fifth Third Common Stock as reported on The Nasdaq National Market on April 6, 2001.

(3) Represents the number of shares of Fifth Third Common Stock currently reserved or available for issuance under the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan, as amended, less 8,660,482 shares issuable upon the exercise of stock options previously granted as described in note (4) below. All other shares issuable under this plan have been previously registered on Registration Statement No. 333-58249.

(4) Represents shares of Fifth Third Common Stock issuable upon the exercise of stock options previously granted under the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan, as amended, but not previously registered, at the exercise prices shown as the proposed maximum offering price per share in accordance with Rule 457(h).

(5) Represents the number of shares of Fifth Third Common Stock currently reserved or available for issuance under the Fifth Third Bancorp Stock Option Gain Deferral Plan. Dividends earned on Common Stock, the receipt of which is deferred under the plan, may be reinvested in Common Stock under the plan.

(6) Represents the number of shares of Fifth Third Common Stock currently reserved or available for issuance under The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, as amended, in satisfaction of deferred compensation obligations of Fifth Third.

(7) Represents the number of additional shares of Fifth Third Common Stock reserved or available for issuance under the Fifth Third Bancorp 1993 Stock Purchase Plan, as amended and restated.

  ============================================================================

PART I        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

         The documents containing the information required in Part I of the registration statement will be provided to each participant as required by Rule 428(b)(1). Such documents are not being filed with the SEC in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.       Incorporation of Documents by Reference.
              ---------------------------------------

         The following documents, as filed with the Commission, are incorporated herein by reference:

         (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (2) the Registrant's Current Reports on Form 8-K filed with the SEC on January 30, March 6, March 9, March 14, March 20 and April 4, 2001; and

         (3) the description of the Registrant's Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.
                  -------------------------

                  Not Applicable.

Item 5.           Interest of Named Experts and Counsel.
                  -------------------------------------

         The validity of the Common Stock offered hereby has been passed upon by Paul L. Reynolds, general counsel to Fifth Third. Mr. Reynolds is eligible to participate in the plans and receive shares of Common Stock on the same terms and conditions as other participants holding similar positions with Fifth Third.

Item 6.           Indemnification of Directors and Officers.
                  -----------------------------------------

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

         The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

         Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7.           Exemption from Registration Claimed.
                  -----------------------------------

         Not applicable.


Item 8.           Exhibits.
                  --------

Exhibit           Description of Exhibit
                  ----------------------

  4.1             Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan,
                  as amended*
  4.2 Amendment to Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan, as amended*
  4.3             Fifth Third Bancorp Stock Option Gain Deferral Plan*
  4.4 The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, as amended and restated*
  4.5             Fifth Third Bancorp 1993 Stock Purchase Plan, as amended and restated
  5.1             Opinion of Counsel employed by Fifth Third Bancorp
  23.1 Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)
  23.2            Consent of Deloitte & Touche LLP
-----------------------------------------------------
*        Incorporated by reference.  See Exhibit Index.

Item 9.           Undertakings

A.            INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.       SUBSEQUENT EXCHANGE OF DOCUMENTS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       OTHER

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 10, 2001.

                                    FIFTH THIRD BANCORP

                                    By:   /s/ GEORGE A. SCHAEFER, JR.
                                          ---------------------------
                                          George A. Schaefer, Jr.
                                          President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.                          Date:    April 10, 2001
---------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                   Date:    April 10, 2001
------------------
Neal E. Arnold
Chief Financial Officer, Executive Vice
President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                    Date:    April 10, 2001
-----------------
Roger W. Dean
Controller

Directors of the Company:

/s/ DARRYL F. ALLEN                                  Date:    April 10, 2001
-------------------
Darryl F. Allen

/s/ JOHN F. BARRETT                                  Date:    April 10, 2001
-------------------
John F. Barrett

/s/ GERALD V. DIRVIN                                 Date:    April 10, 2001
--------------------
Gerald V. Dirvin

/s/ THOMAS B. DONNELL                                Date:    April 10, 2001
---------------------
Thomas B. Donnell

/s/ RICHARD T. FARMER                                Date:    April 10, 2001
---------------------
Richard T. Farmer

/s/ JOSEPH H. HEAD, JR.                              Date:    April 10, 2001
-----------------------
Joseph H. Head, Jr.

/s/ JOAN R. HERSCHEDE                                Date:    April 10, 2001
---------------------
Joan R. Herschede

/s/ ALLEN M. HILL                                    Date:    April 10, 2001
-----------------
Allen M. Hill

/s/ WILLIAM G. KAGLER                                Date:    April 10, 2001
---------------------
William G. Kagler

/s/ JAMES D. KIGGEN                                  Date:    April 10, 2001
-------------------
James D. Kiggen

/s/ ROBERT L. KOCH, II                               Date:    April 10, 2001
----------------------
Robert L. Koch, II

/s/ MITCHEL D. LIVINGSTON, Ph.D.                     Date:    April 10, 2001
--------------------------------
Mitchel D. Livingston, Ph.D.

/s/ ROBERT B. MORGAN                                 Date:    April 10, 2001
--------------------
Robert B. Morgan

/s/ DAVID E. REESE                                   Date:    April 10, 2001
------------------
David E. Reese

/s/ JAMES E. ROGERS                                  Date:    April 10, 2001
-------------------
James E. Rogers

/s/ BRIAN H. ROWE                                    Date:    April 10, 2001
-----------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                          Date:    April 10, 2001
---------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.                              Date:    April 10, 2001
-----------------------
John J. Schiff, Jr.



                                                     Date:
---------------------------------
Donald B. Schackelford

/s/ DENNIS J. SULLIVAN, JR.                          Date:    April 10, 2001
---------------------------
Dennis J. Sullivan, Jr.



/s/ DUDLEY S. TAFT                                   Date:    April 10, 2001
------------------
Dudley S. Taft

                                                     Date:
-----------------------------------
Thomas W. Traylor

                                INDEX TO EXHIBITS

Exhibit              Description of Exhibit
-------              ----------------------

  4.1 Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan, as amended (filed as an Exhibit to the Registrant's Form S-8 Registration Statement No. 333-58249, and incorporated by reference herein)*

  4.2 Amendment to Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan, as amended (filed as an Annex to the Registrant's Proxy Statement dated February 9, 2001 relating to the Registrant's 2001 Annual Meeting of Shareholders, and incorporated by reference herein)*

  4.3 Fifth Third Bancorp Stock Option Gain Deferral Plan (filed as an Annex to the Registrant's Proxy Statement dated February 9, 2001 relating to the Registrant's 2001 Annual Meeting of Shareholders, and incorporated by reference herein)*

  4.4 The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, as amended and restated (filed as an Annex to the Registrant's Proxy Statement dated February 9, 2001 relating to the Registrant's 2001 Annual Meeting of Shareholders, and incorporated by reference herein)*

  4.5 Fifth Third Bancorp 1993 Stock Purchase Plan, as amended and restated

  5.1             Opinion of Counsel employed by Fifth Third Bancorp

 23.1 Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)

 23.2             Consent of Deloitte & Touche LLP
-----------------
*        Incorporated by reference.